EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 2-74856 and 333-54612) pertaining to the Holly Corporation Stock Option Plan and the Holly Corporation Long-Term Incentive Compensation Plan and in the related Prospectuses of our report dated February 19, 2004 with respect to the consolidated financial statements of Holly Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

ERNST & YOUNG LLP

Dallas, Texas
March 10, 2004